                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	Tom Wright	Natalie Gillespie
2021 McKinney Avenue	412-258-4781	412-394-2850
Dallas, TX 75201 U.S.A.	tom.wright@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com

Global Financial Expert Ruby Sharma Joins ATI Board

DALLAS, TX—March 2, 2023—ATI Inc. (NYSE: ATI) today announced that Ruby Sharma has been appointed to the ATI Board of Directors. Sharma is a global business leader with cross-sector financial and audit committee expertise. She has a track record of strengthening regulator and investor relationships, and incorporating diversity, equity and inclusion with Fortune 500 multi-national corporations.

Sharma served as Managing Partner of RNB Strategic Advisors from 2018 to 2022, where she guided public and private companies in executing organizational strategies and optimizing profitable growth. Prior to that, she was senior partner at Ernst & Young for 15 years until her retirement in 2017. She was a Principal for The Center for Board Matters at EY, having developed and built EY’s global strategy and execution infrastructure for governance services to boards and C-suites.

“Ruby is a renowned financial expert in the field of audit and risk,” said ATI Board Chair, President, and CEO Robert S. Wetherbee. “Her expertise in financial oversight and transformational change and work as a change enabler will be invaluable to ATI and our Board. Ruby’s broad global perspective – developed across multiple cultures, geographies, and business experiences – will help us continue to accelerate in our transformation to an aerospace and defense leader,” said Wetherbee. “We look forward to benefitting from her international expertise driving accountability and governance to develop resilient, sustainable businesses that add shareholder value.”

“ATI is an innovation powerhouse with a history of transformational change,” said Sharma. “It’s strong in high-performing industries, and I look forward to sharing my expertise to help ATI continue to sustainably grow.”

Sharma holds a Bachelor of Arts in Economics from Delhi University, India, and completed the Executive Program at the Kellogg School of Management. She is a Fellow Chartered Accountant in the U.K. She served as a longtime member of the Center for Audit Quality’s Audit Committee Effectiveness Task Force and the American Institute of Certified Public Accountants (AICPA), serving on its Forensic Litigation Services Subcommittee. She has authored several audit committee handbooks, guides and white papers on governance, value protection and diversity and inclusion topics.

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ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.